Execution Copy

CONTRIBUTION AND ROLLOVER AGREEMENT
BY AND AMONG
HM SPRINGBOARD, INC.,
JOHN EDELMAN,
JOHN MCPHEE,
AND
HERMAN MILLER, INC.
___________________________
Dated as of July 17, 2014
___________________________

Table of Contents
Page

CONTRIBUTION AND ROLLOVER AGREEMENT
This CONTRIBUTION AND ROLLOVER AGREEMENT (this “Agreement”) is entered into as of July 17, 2014, by and among HM Springboard, Inc., a Delaware corporation (the “Company”), John Edelman and John McPhee (each such individual, an Executive” and collectively, the “Executives”) and Herman Miller, Inc., a Michigan corporation (“HM”). Each Executive, the Company and HM are sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, concurrently with the execution of this Agreement, HM, Design Within Reach, Inc., a Delaware corporation (“DWR”), the Executives and certain other parties are entering into a Stock Purchase Agreement, dated as of July 17, 2014 (the “Purchase Agreement”), pursuant to which, among other things, HM is acquiring a majority of the issued and outstanding capital stock of DWR (the “DWR Acquisition”);
WHEREAS, in connection with the DWR Acquisition, immediately prior to or at the consummation of the DWR Acquisition, HM shall contribute to HM Consumer Co., a Delaware corporation, and a wholly-owned Subsidiary of HM (“HMCC”), the existing consumer business of HM (the “Business”) (such transaction referred to as the “Contribution”) and as reflected in a Contribution Agreement in the form of Exhibit A hereto (“HMCC Contribution Agreement”);
WHEREAS, in connection with the DWR Acquisition, the Contribution and the HM Contribution (as defined below), each Executive desires to exchange (the “Exchange”) that number of shares of common stock of DWR, par value $.001 per share (the “DWR Common Stock”) held by such Executive as set forth directly opposite such Executive’s name on Schedule I attached hereto under the heading “Rollover Shares” for that number of shares of common stock of the Company, par value $.001 per share (the “Company Shares”) determined in accordance herewith, upon the terms and conditions set forth herein;
WHEREAS, contemporaneously with the Exchange, HM will contribute to the Company (i) its shares of stock in HMCC (ii) the shares in DWR that HM acquires pursuant to the Purchase Agreement, and (iii) cash in an amount equal to the Closing Price per Share payable to the Other Stockholders in the Short Form Merger, all as set forth in the HM Contribution Agreement, in substantially the form attached hereto as Exhibit B (the “HM Contribution”);
WHEREAS, concurrently with the Closing of the transactions contemplated in this Agreement, the Company and each of its stockholders (including the Executives) will enter into a Stockholders Agreement (the “Stockholders Agreement”), in the form attached hereto as Exhibit C;
WHEREAS, it is intended by the Parties that the Exchange shall be treated as transfers of property by the Executives to the Company and by HM to the Company (in the case of the HM Contribution) described in Section 351(a) of the Code;

WHEREAS, each Executive, the Company and HM desire to enter into this Agreement concerning, among other things, the Exchange; and
WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.
NOW THEREFORE, in consideration of the promises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

Exchange
Section 1.1    Exchange of DWR Common Stock. 1.%2.%3. Subject to all of the terms and conditions of this Agreement, at the Closing, each Executive will simultaneously deliver to the Company the number of shares of DWR Common Stock set forth opposite such Executive’s name on Schedule I attached hereto under the heading “Rollover Shares” free and clear of all Liens in exchange for the issuance and sale by the Company at the Closing (as defined below) of the product of the number of Rollover Shares set forth opposite such Executive’s name on Schedule I attached hereto multiplied by the Exchange Ratio free and clear of all Liens (other than those existing under the Stockholders Agreement as restrictions on resale under applicable securities Laws).
Section 1.2    Closing. The closing of the Exchange and issuance of the Company Shares by the Company, in each case to each Executive hereunder (the “Closing”), as set forth on Schedule I shall take place immediately following the closing of the DWR Acquisition and simultaneously with the closing of the transactions contemplated under the HM Contribution Agreement and the HMCC Contribution Agreement. At the Closing, each Executive shall deliver such Executive’s shares of DWR Common Stock in exchange for the number of Company Shares set forth opposite such Executive’s name on Schedule I. The date of the Closing shall be referred to herein as the “Closing Date.”
Section 1.3    Closing Deliverables.
(a)    At the Closing, each Executive shall deliver to the Company (i) a counterpart to the Stockholders Agreement duly executed by such Executive, and (ii) certificates representing the DWR Common Stock to be delivered by such Executive, duly endorsed in blank for transfer to the Company;
(b)    At the Closing, the Company shall deliver to each Executive:
(i)    a valid and fully executed stock certificate evidencing such Executive’s ownership of the Company Shares;
(ii)    a counterpart to the Stockholders Agreement duly executed by the Company and each stockholder party thereto (other than the Executives);
(iii)    evidence reasonably satisfactory to such Executive that the Contribution has been consummated in accordance with the HMCC Contribution Agreement; and
(iv)    a good standing certificate of each of the Company and HMCC.

Article II

Representations and Warranties of the Company
Except as set forth in the schedules delivered by the Company to each Executive (the “Schedules”) concurrently with the execution of this Agreement, the Company hereby represents and warrants to each Executive as follows:
Section 2.1    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.
Section 2.2    Subsidiaries. As of the date hereof, Company does not have any Subsidiaries.
Section 2.3    Capitalization.
(a)    Immediately prior to the Closing, the authorized capital of the Company will consist of 15,000,000 shares of Common Stock $.001 par value per share. As of the Closing, all issued and outstanding shares of capital stock of the Company (including, without limitation, the Company Shares issued pursuant to this Agreement) shall have been duly authorized and validly issued and shall be fully paid and non-assessable and shall have been issued in compliance with all applicable federal and state securities Laws and any preemptive rights, and the holders thereof shall not have any preemptive rights other than as set forth in the Stockholders Agreement. Immediately following the Closing, assuming consummation of the transactions contemplated by this Agreement: (i) the only issued and outstanding equity interests of the Company will be (1) the Company Shares issued to Executives hereunder, (2) the Company Shares to be issued to HM pursuant to the HM Contribution, and (3) Company Shares issued to option holders (or former option holders whose options were determined to be invalidly issued) of DWR under the terms of the Purchase Agreement (“DWR Optionholders”); and (ii) other than options issued pursuant to Company’s 2014 Incentive Stock Plan (“Option Plan”) and the Stockholders Agreement, the Company shall not be a party to any outstanding or authorized option, warrant, call, put, anti-dilution, right (including any preemptive right), subscription, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in the Company, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in the Company. Except as set forth in the Stockholders Agreement or with respect to the Option Plan, there are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company.
(b)    Schedule 2.3(b) sets forth a complete list of all stockholders of the Company (and their respective holdings) as of: (i) immediately prior to the Closing and (ii) immediately after the Closing (other than shares issued to DWR Optionholders pursuant to the Purchase Agreement). Other than options issued under the Option Plan, Company will not immediately after the Closing have any other option holders, warrant holders convertible note holders or any other security holder other than (i) holders of Common Stock set forth on Schedule 2.3(b) and (ii) DWR Optionholders pursuant to the Purchase Agreement.
(c)    Immediately after the Closing, the only Subsidiaries of Company will be HM Catalyst, Inc., a Delaware corporation (“Merger Sub”), HMCC and DWR. Immediately after the Closing, Merger Sub and HMCC will be corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and will have all requisite power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses. Immediately after the Closing, the Company will own (i) all of the existing Common Stock of Merger Sub and HMCC and there will be no options, warrants, convertible securities or other securities convertible into, exchangeable for any equity interest in Merger Sub or HMCC, and (ii) the shares of DWR purchased pursuant to the Purchase Agreement and the DWR Common Stock contributed by the Executives pursuant to this Agreement (assuming compliance by Executives with the terms hereof). At the Closing, there will be no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, HMCC or Merger Sub.
Section 2.4    Authorization.
(a)    All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, has been taken or will be taken prior to the Closing. This Agreement, the other Transaction Agreements, and all other instruments and agreements to be executed and delivered by the Company as contemplated hereby and thereby have been or will by Closing be duly executed and delivered by the

Company. Assuming that this Agreement and the other Transaction Agreements constitute valid and binding obligations of the Executives and each other Person party thereto, this Agreement and the other Transaction Agreements constitute (or when executed will constitute) valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar applicable Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    The execution and delivery of this Agreement, the other Transaction Agreements and all other instruments and agreements to be delivered by the Company as contemplated hereby and thereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of the Company or any of its Subsidiaries, in each case as amended to the date of this Agreement, (ii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or under any Material Contract, or (iii) subject to receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Schedule 2.5 and the expiration of any waiting period under the HSR Act, contravene any Law or any Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.5    Consents. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement or the other Transaction Agreements by the Company or the consummation by the company or the transactions contemplated hereby and thereby (including the Contribution).

Section 2.6    Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by, before or against any Governmental Entity or any other Person, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company, Merger Sub or HMCC, or any of their respective properties, assets or rights, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there is no valid basis for any such action, proceeding or investigation. Neither the Company, Merger Sub nor HMCC is subject to any Order that materially restricts the operation of the business of the Company, HMCC or Merger Sub or which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.7    Intellectual Property. As of the Closing, neither Company nor any of its Subsidiaries will purport to own or own any registered Intellectual Property. As of the Closing, the only agreements that Company or HMCC will be parties to in respect of Intellectual Property will be that certain Trademark License Agreement (“Trademark Agreement”) between HM and HMCC, dated as of the Closing Date, and the Services and Cost Allocation Agreement between HM and HMCC, dated as of the Closing Date (the “Services Agreement”).
Section 2.8    Material Contracts.
(a)    The Company is not, and as of the Closing the Company and its Subsidiaries will not be, a party to, or bound by, any Contract other than the Trademark Agreement, the Services Agreement, the Supply Agreement between HM and HMCC, dated the Closing Date (the “Supply Agreement”), the HM Contribution Agreement, the HMCC Contribution Agreement, the Transaction Documents and those Contracts listed on Schedule 2.8(a) (each such Contract listed on such Schedule, a “Material Contract”).
(b)    Each Material Contract (or contract required to be set forth in Schedule 2.8(a)) has not been terminated or been repudiated. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company or one or more of its Subsidiaries and each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or the implied covenant of good faith and fair dealing. There exists no material default or event of default, nor any event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder with respect to any Material Contract.

Section 2.9    Registration and Voting Rights. The Company has not, and as of the Closing, neither the Company nor any of its Subsidiaries will have, granted or agreed to grant any registration rights, including piggyback rights, to any Person. To the Knowledge of the Company, except as contemplated in the Stockholders Agreement or the Option Plan, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.
Section 2.10    Real Property. The Company does not, and as of the Closing, neither the Company nor any of its Subsidiaries will, own or lease, in whole or in part, any real property other than pursuant to the Services Agreement.
Section 2.11    Title to Personal Properties. Immediately after the Closing, the only assets of Company will be the property contributed pursuant to this Agreement, the HM Contribution Agreement, and the HMCC Contribution Agreement. Immediately after the Closing, HMCC will have good and valid title to the material intangible assets contributed to it pursuant to the Contribution Agreement (other than Permitted Liens), and such assets together with the services to be provided pursuant to the Services Agreement, the rights under the Trademark Agreement, and the rights under the Supply Agreement constitute all of the material tangible and intangible assets necessary for HMCC to conduct the Business as such business was conducted by HM prior to the Contribution. In addition, after Closing, HMCC will likely require financing for working capital, which will be provided by HM.
Section 2.12    Financial Statements.
(a)    The Company has furnished each Executive with the pro-forma unaudited balance sheet of HMCC (the “Balance Sheet”) as at May 31, 2014 (the “Balance Sheet Date”), and the related unaudited statement of income for the fiscal year then ended, including the footnotes thereto (collectively, the “Financial Statements”). The Financial Statements, except as described therein, have been prepared from books and records that were prepared in accordance with GAAP consistently followed throughout the periods indicated.
(b)    The Balance Sheet fairly presents, in all material respects, the financial position of HMCC as at the Balance Sheet Date and the related statement of income fairly presents, in all material respects, the results of operations of HMCC; provided, however, that Executives acknowledge that certain of the costs and expenses of HMCC in the Financial Statements are not reasonably possible to segregate precisely from the costs and expenses of HM and such costs and expenses have been estimated or allocated on a good faith basis in the Financial Statements and to the Knowledge of the Company are reasonable.
Section 2.13    Absence of Changes. Except as set forth on Schedule 2.13, since the Balance Sheet Date there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect on the business of HMCC, and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the business of HMCC.

Section 2.14    Employee Issues. Other than the Executives, the Company has not, and as of the Closing neither the Company nor any of its Subsidiaries will have, ever had an employee.
Section 2.15    Tax Matters.
(a)    Tax Returns. HM and its Subsidiaries has timely filed or caused to be filed with the appropriate taxing authorities all material returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes (each a “Return”) that are required to be filed by or with respect to the Business on or prior to the Closing Date (taking into account any applicable extension of time within which to file). The Returns are true, correct and complete in all material respects.
(b)    All material Taxes and material Tax liabilities of the Business that are due and payable on or prior to the Closing Date have been timely paid in full.
(c)    Except as set forth on Schedule 2.15, neither HM nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes that was directed to or a material element of which relates to the Business by the Tax authorities of any nation, state or locality within North America (and no such audit is pending or, to the Knowledge of the Company, contemplated) nor has HM or any of its Subsidiaries received any written notices from any Tax authority that such an audit or examination is pending or relating to any issue which would reasonably be expected to affect the Tax liability of the Business.
(d)    Immediately prior to the Closing, neither the Company nor HMCC will have incurred any material Taxes or liability for Taxes.
Section 2.16    No Brokers or Finders. No agent, broker, Person or firm acting on behalf of the Company, HMCC, Merger Sub or HM is, or shall be, entitled to any fee, commission, or broker’s or finder’s fees from the Company, Merger Sub or HMCC, the Executives or any of their respective Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.
Section 2.17    Books and Records. Attached as Schedule 2.17 is a true and correct copy of each of the Company’s and HMCC’s Governing Documents, each as amended and in full force and effect as of the date hereof. Neither the Company nor HMCC is in violation of any of the provisions of its respective Governing Documents in any material respect. Schedule 2.17 contains a complete and correct list of each of the Company’s and HMCC’s officers and directors.
Section 2.18    Contribution.

(a)    As of the Closing, the Company will have provided the Executives with a true, accurate and complete copy of the HMCC Contribution Agreement. The Company will have effected and implemented the Contribution pursuant to and in accordance with the HMCC Contribution Agreement and in accordance with all applicable Laws.
(b)    Each of the Company, HMCC and Merger Sub (i) will be formed in contemplation of the Contribution and the transactions contemplated thereby and by the HM Contribution Agreement, (ii) as of the consummation of the Contribution, will not have engaged, and at all times since their respective formations will not have been engaged, in any business other than as expressly contemplated by the Contribution and the HMCC Contribution Agreement, and (iii) as of the consummation of the Contribution, do not have any assets or liabilities other than the assets assigned to, and liabilities assumed by, HMCC pursuant to the HMCC Contribution Agreement. As of the Closing, HMCC will have good and valid title to all assets assigned to it in connection with the Contribution.
Section 2.19    Compliance with Laws; Permits. Herman Miller and its Affiliates are not currently conducting, and at all times since August 3, 2009, have not conducted, the Business in material violation of any Law or Order applicable to the Business. Neither Herman Miller nor any of its Affiliates has received any notice that any violation of the foregoing is being or may be alleged. As of the Closing, the Company and its Subsidiaries will possess all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities that are required as of such date for the operation of the Business as presently conducted, or that are necessary for the lawful ownership of the properties and assets of the Company and its Subsidiaries (it being acknowledged and agreed that as the business commences to operate certain ordinary course permits, registrations and licenses will need to be obtained).
Section 2.20    Related Party Transactions. Except as set forth in Schedule 2.20 and other than the Transaction Agreements, the Trademark Agreement, the Services Agreement and the Supply Agreement none of Herman Miller, any directors, officers or employees of Herman Miller, or any of their respective Affiliates (a) is party to any arrangement or commitment with the Company, or at the Closing will be party to any arrangement or commitment with the Company or its Subsidiaries, requiring payments to, or providing for the furnishing of services by, such Persons or (b) owns any property or right, tangible or intangible, that is used by the Business.
Article III

Representations and Warranties of Executives
Each Executive represents and warrants to the Company as follows:

Section 3.1    Authorization. (a) Such Executive has all requisite power and authority to execute and deliver this Agreement, and the Stockholders Agreement and consummate the transactions contemplated hereby and thereby. This Agreement, the Stockholders Agreement, and all other instruments and agreements to be executed and delivered by such Executive as contemplated hereby and thereby have been duly executed and delivered by such Executive or will have been duly executed and delivered as of the Closing, as applicable. The assignments, endorsements and other instruments of transfer delivered by such Executive to the Company at the Closing will be sufficient to transfer such Executive’s entire interest, record and beneficial, in all of its shares of DWR Common Stock that he owns after the Closing under the Purchase Agreement. Assuming that this Agreement and the Stockholders Agreement constitute valid and binding obligations of the Company and each other Person party thereto, this Agreement, and the Stockholders Agreement constitute valid and binding obligations of such Executive enforceable against such Executive in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(c)    The execution and delivery of this Agreement, the Stockholders Agreement, and all other instruments and agreements to be delivered by such Executive as contemplated hereby and thereby do not, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Laws or Order, any material Contract or other instrument to which such Executive is a party or by which any of its properties or assets are bound or under any material Contract, except breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Executive to consummate the transactions contemplated hereby and thereby.
Section 3.2    Equity Ownership. Such Executive is the record and beneficial owner of the shares of DWR Common Stock set forth opposite such Executive’s name on Schedule I attached hereto under the heading “Rollover Shares”, free and clear of all Liens, except for potential restrictions on resale under applicable securities Laws and Liens incurred by the Company. At Closing, the Company will receive good and marketable title to such Executive’s DWR Common Stock free and clear of all Liens, proxies and voting trusts. Such Executive’s shares of DWR Common Stock (i) have been issued in compliance with all applicable securities law, (ii) were acquired from DWR in compliance with applicable Law, and (iii) were issued in accordance with the Governing Documents of DWR and were free of any preemption or similar rights of a third party. Such Executive is not a party to any contract or agreement, including any voting trust or other voting arrangement, whereby any of the Company Common Stock or any interest therein held by such party on the date hereof is to be offered, sold, assigned, pledged, hypothecated or otherwise transferred. Neither Executive acquired any of his DWR Common Stock through a securities exchange or over-the-counter market from persons who were not parties to the Purchase Agreement or their Affiliates. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by, before or against any Government Entity or any Person, party or to the knowledge of Executive, threatened, against or affecting the Executive or any of its assets or rights, which would reasonably be expected to materially and adversely affect the ability of Executive to consummate the transactions contemplated hereby.
Section 3.3    Purchase Entirely for Own Account. Such Executive is acquiring Company Shares for its own account and investment and not as nominee or agent for any other Person and for investment only and not with a view to, or for offer or sale in connection with, any distribution thereof or with any present intention of offering or selling or otherwise disposing of such Company Shares in violation of the Securities Act, all without prejudice, however, to the right of such Executive at any time to sell or dispose of all or any part of the Company Shares held by such Executive pursuant to a lawful transfer in accordance with the Stockholders Agreement. Such Executive’s financial condition is such that such Executive is able to bear the economic and financial risk of beneficially holding the Company Shares for an indefinite period of time.
Section 3.4    Disclosure of Information. The Executive has had a reasonable time prior to the date hereof to ask questions of, and receive answers thereto satisfactory to such Executive from, the Company and its Representatives regarding the terms and conditions of the Exchange, the Company Shares and other matters pertaining to this investment, and such Executive has obtained all additional information requested by such Executive of the Company and its Representatives to verify the accuracy of the information furnished to such Executive regarding the offering of the Company Shares. Notwithstanding anything in this Section 3.4 to the contrary, nothing in this Section 3.4 shall in any way limit (a) the representations and warranties made by the Company herein, (b) the rights of such Executive to rely thereon or (c) the rights of such Executive or the obligations of the Company under Section 7.2.
Section 3.5    Restricted Securities. Such Executive understands that (a) the Company Shares have not been registered under the Securities Act or the securities or “blue sky” laws of any jurisdiction and are issued by reason of specific exemptions from registration under the provisions thereof which depend, in part, upon the investment intent of such Executive and upon the representations made by such Executive in this Agreement, (b) such Executive’s Company Shares cannot be offered, sold or transferred unless registered and/or qualified under the Securities Act and any other applicable securities and “blue sky” laws, or are exempt from such qualification or registration, and the provisions of this Agreement have been complied with, (iii) there is no assurance that any exemption from registration under the Securities Act and any applicable state or “blue sky” laws or regulations will be available, or if available, that such exemption will allow such Executive to dispose of or otherwise transfer any or all of its Company Shares in the amounts or at the times such Executive may propose, (iv) the Company has no obligation or present intention of registering the Company Shares, and (v) the Company is relying upon the representations, warranties and agreements made by such Executive in this Agreement. Such Executive is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

Section 3.6    Other. Such Executive is a citizen of the United States and the address set forth beside such person’s name on Schedule I is the address of such person’s residence and domicile (not a temporary or transient residence). Neither the Company nor any Person acting on behalf of the Company has offered to sell or sold the shares of Company Shares to such Executive by means of any form of general solicitation or general advertising. Such Executive has not received, paid or given, directly or indirectly, any commission or remuneration for or on account of any sale, or the solicitation of any sale of the shares of Company Shares.
Section 3.7    High Degree of Risk. Such Executive realizes that an investment in the Company Shares involves a high degree of risk, including the risk of receiving no return on the investment and of losing Executive’s entire investment in the Company Shares. Such Executive has consulted with such professional advisors as Executive deems necessary to evaluate the investment in Company Shares.
Section 3.8    Legend. Such Executive understands that any sale or transfer of the shares of Company Shares received pursuant to this Agreement is subject to the restrictions on such sale or transfer contained in the Stockholders Agreement and that the certificates evidencing the shares of Company Shares shall bear a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND HAVE THE BENEFIT OF A STOCKHOLDERS AGREEMENT, DATED AS OF [________] 2014, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, PURSUANT TO THE TERMS OF WHICH THE TRANSFER OF SUCH SECURITIES IS RESTRICTED. SUCH STOCKHOLDERS AGREEMENT ALSO PROVIDES FOR VARIOUS OTHER LIMITATIONS AND OBLIGATIONS, AND ALL OF THE TERMS THEREOF ARE INCORPORATED BY REFERENCE HEREIN. A COPY OF SUCH STOCKHOLDERS AGREEMENT HAS BEEN FILED IN THE CHIEF EXECUTIVE OFFICE OF THE COMPANY WHERE THE SAME MAY BE INSPECTED DAILY DURING BUSINESS HOURS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

Section 3.9    No Other Representations or Warranties. Except for the representations and warranties of the Company contained in Article II, neither Company nor HM nor any other person makes or has made any other representation or warranty, expressed or implied, at law or in equity, in respect of Company, HMCC, their Affiliates or businesses or the transactions contemplated hereby or in the other Transaction Documents, or the HM and HMCC Contribution Agreements, and Company and HM hereby disclaim any other such representations or warranties. Without limiting the foregoing, the Company and HM disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement of information made, communicated or furnished (orally or in writing) to Executive or their representative, and each Executive hereby acknowledges and agree that they are not relying on any such other statements or projections or information in entering into this Agreement. Notwithstanding anything to the contrary contained in this Section 3.9, nothing in this Section 3.9 shall affect the rights and obligations of each Party set forth in the Purchase Agreement and the Transaction Documents entered into in connection therewith.
Article IV

Conditions of Executives’ Obligations at Closing
The obligation of each Executive to exchange such Executive’s shares of DWR Common Stock for Company Shares pursuant to this Agreement is subject to the satisfaction of, or the waiver by such Executive of, the following conditions at or prior to the Closing:
Section 4.1    Representations and Warranties. The representations and warranties of the Company contained in Article II that address matters as of a specific time or date shall be true and correct in all respects (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifications contained therein) as of such time or date and the other representations or warranties shall be true and correct in all respects (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifications contained therein) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except where the failure of such representation or warranty to be true and correct would not reasonably be expected to have a Material Adverse Effect.
Section 4.2    Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
Section 4.3    Compliance Certificate. The President of the Company shall deliver to the Executives at the Closing a certificate certifying that the conditions specified in Section 4.1 and Section 4.2 hereof have been fulfilled.
Section 4.4    Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity of the United States or of any state that are required in connection with the Exchange and the lawful issuance of the Company Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

Section 4.5    Stockholders Agreement. The Company and HM shall have duly executed and delivered a counterpart of the Stockholders Agreement.
Section 4.6    Purchase Agreement Transaction. The closing of the transactions contemplated in the Purchase Agreement shall have occurred.
Article V

Conditions of the Company’s Obligations at Closing
The obligations of the Company to issue the Company Shares pursuant to this Agreement to each Executive are subject to the satisfaction of, or the waiver by the Company of, the following conditions at or prior to the Closing Date:
Section 5.1    Representations and Warranties. The representations and warranties of the Executives contained in Article III shall be true and correct in all respects (without giving effect to any “materially”, “materiality” or similar qualifications contained therein) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing, except where the failure of such representation or warranty to be true and correct would not reasonably be expected to materially and adversely affect the ability of the Executives to consummate the transactions contemplated hereby.
Section 5.2    Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Executives on or prior to the Closing shall have been performed or complied with in all material respects.
Section 5.3    Purchase Agreement Transaction. The closing of the transactions contemplated in the Purchase Agreement shall have occurred.
Article VI

Tax Matters
Section 6.1    Tax Sharing. The Parties agree to use reasonable best efforts to negotiate a Tax sharing agreement between the Company and its Subsidiaries (together, the “Company Group”) and HM and its Subsidiaries excluding the Company Group (together the “HM Sub-Group”) pursuant to which (i) the Tax liability of the Company Group will be calculated separate and apart from the Tax liability of the HM Sub-Group, (ii) the Company Group shall be compensated for the value of any Tax credits or other Tax assets of the Company Group that are applied to offset or otherwise reduce a Tax liability of the HM Group, and (iii) the HM Group shall be compensated for the value of any Tax credits or other Tax assets of the HM Group that are applied to offset or otherwise reduce the Tax liability of the Company Group.
Section 6.2    Tax Characterization of the Executive Contribution and the HM Contribution.
(a) For U.S. federal and all applicable state and local Tax purposes, the Parties agree to treat the Exchange, together with the HM Contribution, as transfers of property by the Executives to the Company

(in the case of the Exchange) and by HM to the Company (in the case of the HM Contribution) described in Section 351(a) of the Code (and any similar provision of applicable state or local Tax law).

(b) The Parties agree that they will prepare or cause to be prepared their federal and applicable state and local income tax returns in a manner consistent with the treatment of the Executive Contribution and the HM Contribution together as transfers of property described in Section 351(a) of the Code (and any similar provision of applicable state or local Tax law), and the Parties will not take any inconsistent position on any Return or in any proceeding before any Tax authority or other tribunal.
(c) No Party shall take any action, cause or permit any action to be taken or fail to take any action, that would cause the Exchange or the HM Contribution to fail to qualify as transfers described in Section 351(a) of the Code.
Article VII

Indemnification
Section 7.1    Survival of Representations and Warranties. The respective representations and warranties of the Company and the Executives contained in this Agreement or in any schedule, exhibit or certificate attached hereto or delivered pursuant to this Agreement shall survive the Closing until the date that is sixteen (16) months from the Closing Date; provided, that (a) the representations and warranties contained in Section 2.1 (Organization, Good Standing and Qualification), Section 2.2 (Subsidiaries), Section 2.3 (Capitalization), Section 2.4 (Authorization), Section 2.16 (No Brokers or Finders), Section 2.18 (Contribution), Section 3.1 (Authorization) Section 3.2 (Equity Ownership) (such representations, the “Fundamental Representations”) shall survive indefinitely, and (b) the representations and warranties contained in Section 2.15 (Tax Matters) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof). Each covenant and other agreement of the Executives or the Company hereunder shall survive in accordance with its terms. No Person shall be liable for any claim for indemnification under this Article VII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 7.2    Indemnification by Herman Miller. Subject to the other provisions of this Article VII, from and after the Closing, HM agrees to and shall indemnify the Executives (the “Executive Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to: (a) any breach of any representation or warranty made by the Company in this Agreement or the certificate delivered pursuant to Section 4.3, (b) any breach of any covenant or agreement by the Company contained in this Agreement (c) all Taxes imposed on, asserted against or attributable to the properties, income or operations of the Company and/or its Subsidiaries, or any Taxes for which the Company and/or its Subsidiaries are otherwise liable, for all Pre-Closing Periods and (d) all Taxes imposed on the Company and/or its Subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law. For the avoidance of doubt, HM’s obligations to indemnify and hold harmless Executive Indemnitees pursuant to clause (b) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms. Notwithstanding anything to the contrary contained herein, any Loss arising out of a matter subject to indemnification by HM pursuant to this Section 7.2 suffered, incurred or paid, directly or indirectly, by the Company or any of its Subsidiaries shall be deemed to be a Loss of the Executives to the extent of each Executive’s equity ownership percentage in the Company (on a fully diluted and as-converted basis).
Section 7.3    Indemnification by the Executives. Subject to the other provisions of this Article VII, from and after the Closing, each Executive agrees to and shall severally, but not jointly and severally, indemnify HM and its Affiliates and their respective successors and assigns (the “Company Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to: (a) any failure of any representation or warranty made by such Executive in this Agreement; and (b) any breach of any covenant or agreement by such Executive contained in this Agreement. For the avoidance of doubt, the Executives’ obligations to indemnify and hold harmless Company Indemnitees pursuant to clause (b) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms.

Section 7.4    Limitation on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, (a) neither HM nor the Executives, as the case may be, shall be liable for any claim for indemnification pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, unless and until (i) the Losses from any individual claim or series of related claims exceeds $10,000 (such claims exceeding the amount “Covered Claims”), and (ii) the aggregate amount of Losses for Covered Claims which may be recovered from the HM or the Executives (considered together), as the case may be, equals or exceeds $1,500,000 (the “Basket”), in which case HM or the Executives, as the case may be, shall be liable for the aggregate amount of Losses in excess of the Basket and (b) the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, shall be an amount equal to Seventeen Million Dollars ($17,000,000). Notwithstanding anything herein to the contrary, the limitations set forth in Section 7.4 shall not apply to Losses incurred by (i) any Executive Indemnitee in connection with or arising from any breach of any representation or warranty of the Company in Section 2.2 (Subsidiaries), Section 2.3 (Capitalization), Section 2.4 (Authorization), Section 2.15 (Tax Matters), Section 2.16 (No Brokers or Finders) and Section 2.18 (Contribution), and (ii) any Company Indemnitee in connection with or arising from any breach of any representation or warranty of the Executives in Section 3.1 (Authorization) of Section 3.2 (Equity Ownership).
Section 7.5    Losses Net of Insurance, etc.. The amount of any Loss for which indemnification is provided under Section 7.2(a) or Section 7.3(a) shall be net of any amounts recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), and (b) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection and net of Taxes) received as an offset against such Loss (each source of recovery, a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.2(a) or Section 7.3(a) is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such receipt occurred at the time of such payment. Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses. All Losses shall be net of any net tax benefit actually realized and received by virtue of the matter giving rise to the Loss in or prior to the taxable year in which the Losses are incurred. Losses shall not include punitive, exemplary, consequential, indirect, or incidental damages (except with respect to such Losses asserted in a third party claim). Notwithstanding anything else to the contrary contained herein, no Company Indemnitee shall be entitled to indemnification for any Losses to the extent that the state of facts giving rise to such Losses constitutes a breach of a representation or warranty set forth in the Purchase Agreement for which the Company Indemnitee is entitled to indemnification pursuant to the Purchase Agreement.
Section 7.6    Waivers. Executive expressly waives any right to seek rescission or damages under any federal or state law governing the registration or sale of securities.

Section 7.7    Indemnification Procedure.
(a)    Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 7.2(a) or Section 7.3(a), (an “Indemnified Party”), which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall: (i) state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Indemnified Party claims to be entitled hereunder.
(b)    In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 7.2. The party that receives a final judgment in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other party.
(c)    Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate claims for Losses covered by a memorandum of agreement of the nature described in Section 7.5(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 7.5(b) and Section 7.2, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10)

Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.
Section 7.8    Materiality. For the purposes of quantifying an Indemnified Party’s Losses under this Article VII only (and not for determining whether there has been any breach of this Agreement for which an Indemnified Party is entitled to indemnification under this Agreement), any representation or warranty given or made by the Company or the Executives that is qualified in scope as to materiality or Material Adverse Effect shall be deemed to be made or given without such qualification.
Section 7.9    Sole Remedy/Waiver. Except in the case of fraud or willful misconduct, the Parties acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Article VII shall be the Parties’ sole and exclusive remedies for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement and other documents, certificates or agreements delivered in connection with this Agreement; provided, that nothing in this Section 7.9 shall affect the rights and remedies of the Parties under any other Contract.
Article VIII

Miscellaneous
Section 8.1    Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties. Except with respect to Article VI, which shall inure to the benefit of each Executive Indemnitee and Company Indemnitee, all of whom are intended as express third-party beneficiaries thereof, no other Person not a party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Executive without the prior written consent of the Company.
Section 8.2    Governing Law; Jurisdiction; Waiver of Trial by Jury.
(c)    THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.
(d)    THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY, UNLESS SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER ANY SUCH DISPUTE, IN WHICH CASE ANY STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE SUCH JURISDICTION, AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.
(e)    THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.5, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
(f)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.3    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.
Section 8.4    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.5    Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission and in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail to the respective parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:
If to the Company:
If to Buyer (or the Company after the Closing):
Herman Miller, Inc.
855 East Main Street
Zeeland, MI 45464
Attention: Timothy Lopez
Telephone: (616) 654-3082
Email: Tim_Lopez@hermanmiller.com

with a copy (which shall not constitute notice) to its counsel:
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Kevin D. Makowski
Telephone: (414) 297-5637
Facsimile: (414) 297-4900
Email: kmakowski@foley.com

If to any Executive:
to the address set forth opposite such Executive’s name on Schedule I attached hereto, or, in each case, to such other address as may be designated in writing by any such party, with a copy (which shall not constitute notice or service of process) to Executives’ counsel:
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Nazim Zilkha, Esq.
Facsimile: (212) 354-8113
Email: nzilkha@whitecase.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.
Section 8.6    Expenses Each Party shall pay, or cause to be paid, its own costs and expenses incurred in connection with this Agreement, the Stockholders Agreement and the and the transactions contemplated hereby and thereby.
Section 8.7    Amendments and Waivers. Neither this Agreement nor any provision hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom such waiver, modification, change, discharge or termination is sought.
Section 8.8    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.
Section 8.9    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.
Section 8.10    Entire Agreement. This Agreement (together with the Exhibits hereto and the Schedules), the Stockholders Agreement, the Purchase Agreement and the Transaction Agreements contain the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto; provided, that nothing herein shall affect or amend in any way the rights, obligations or remedies of any Party under the Purchase Agreement or any Transaction Document entered into in connection therewith. This Section 8.10 shall not be deemed to be an admission or acknowledgement by any of the Parties that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist.

Section 8.11    Further Assurances. At any time and from time to time after the Closing, without further consideration, each Party shall, at the reasonable request of the other Party, execute and deliver such further instruments, documents and other writings and take such further action as may be necessary or appropriate in order to effectuate the intent and purposes of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.
Section 8.12    Public Disclosure. The Company shall not issue any press release or make any similar public disclosure regarding the transactions contemplated hereby unless such press release or similar public disclosure is approved by the Executives and DWR in advance, except to the extent required by Law or stock exchange rules; provided, that to the extent not prohibited by applicable Law, the Company shall consult with the Executives and DWR prior to making any such disclosure required by Law or stock exchange rules.
Article IX

Definitions
Section 9.1    Definitions. In this Agreement, the following terms have the respective meanings specified or referred to in this Section 9.1.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreed Claims” has the meaning specified in Section 7.7(c).
“Agreement” has the meaning specified in the preamble.
“Balance Sheet” has the meaning specified in Section 2.11(a).
“Balance Sheet Date” has the meaning specified in Section 2.12(a).
“Basket” has the meaning specified in Section 7.4.
“Business” has the meaning specified in the recitals.
“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close for business in New York, New York.
“Claim Certificate” has the meaning specified in Section 7.7(a).
“Closing” has the meaning specified in Section 1.2.
“Closing Date” has the meaning specified in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.
“Collateral Source” has the meaning specified in Section 7.5.
“Company” has the meaning specified in the preamble.
“Company Shares” has the meaning specified in the recitals.
“Company Indemnitees” has the meaning specified in Section 7.3.
“Contract” means any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, or other instrument or obligation (whether oral or written), and any amendments thereto.
“Contribution” has the meaning specified in the recitals.
“DWR” has the meaning specified in the recitals.
“DWR Acquisition” has the meaning specified in the recitals.
“DWR Common Stock” has the meaning specified in the recitals.
“Exchange” has the meaning specified in the recitals.
“Executive” has the meaning specified in the preamble.
“Executive Indemnitees” has the meaning specified in Section 7.2.
“Financial Statements” has the meaning specified in Section 2.12(a).
“Fundamental Representations” has the meaning specified in Section 7.1.
“GAAP” means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.
“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.
“Governmental Entity” means any United States or non-United States federal, state, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.
“HM” has the meaning specified in the preamble.
“HMCC” has the meaning specified in the recitals.
“HMCC Contribution Agreement” means that certain Contribution Agreement, dated the Closing Date by and among Herman Miller and HMCC, substantially in the form of Exhibit A.
“Indemnified Party” has the meaning specified in Section 7.7(a).

“Indemnifying Party” has the meaning specified in Section 7.7(a).
“Intellectual Property” means any and all of the following in any jurisdiction: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, corporate, trade, and business names, domain names and other indicia of origin whether registered or unregistered, and all registrations and applications for the same and all associated goodwill; (iii) all copyrights and works of authorship, whether registered as copyrights or unregistered, all registrations and applications for the same and all associated moral rights and special rights of authorship; (iv) Trade Secrets; and (vi) other intellectual or industrial property rights.
“Knowledge of the Company” or words of similar import means the knowledge of Kevin Gingras and Tim Lopez after such inquiry as such individuals would normally conduct in the ordinary course of their duties to the Company.
“Law” means any statute, law, ordinance, policy rule or regulation of any Governmental Entity and all judicial interpretations thereof.
“Liabilities” means any and all indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liens” means any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.
“Loss” or “Losses” means, without duplication, (i) any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, Taxes, costs or damages, including reasonable fees and expenses of attorneys, accountants and other professional advisors, and (ii) any losses or costs incurred in investigating, defending or settling any of claim, action or cause of action described in clause (i), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.
“Material Adverse Effect” means any event, circumstance, development, state of facts, occurrence, change or effect that is materially adverse to the business, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole.
“Material Contract” has the meaning specified in Section 2.8(a).
“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.
“Party” or “Parties” has the meaning specified in the preamble.
“Permitted Liens” means (i) Liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company or its Subsidiaries, (ii) Liens for Taxes not yet due and payable or which may thereafter be paid without penalty, in each case for which adequate reserves have been made with respect thereto, (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing amounts that are not past due, (iv) leases, subleases and similar agreements set forth in Schedule 2.11(b), and (v) other imperfections of title or encumbrance, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or tangible personal property of the Company or any of its Subsidiaries to which they relate as currently used or operated.
“Person” means and includes an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.
“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any period that begins on or before and ends after the Closing Date, the portion of such period ending on and including the Closing Date.
“Purchase Agreement” has the meaning specified in the recitals.
“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.
“Schedules” has the meaning specified in Article II.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Stockholders Agreement” has the meaning set forth in the recitals.
“Subsidiary” with respect to any Person, means (i) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest; provided, that DWR shall not be deemed to be a Subsidiary of the Company for purposes of this Agreement.
“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person.
“Trade Secrets” means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, financial data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, source code, object code, databases and other data collections.
“Transaction Agreements” means, collectively, this Agreement, the Stockholders Agreement and any other agreement entered into in connection herewith or therewith; provided, that for the avoidance of doubt, neither the Purchase Agreement nor any Transaction Document entered into in connection therewith, shall be deemed a Transaction Agreement for purposes of this Agreement.
Section 9.2    Interpretation. In this Agreement, unless the context otherwise requires:
(a)    references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;.
(b)    the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
(c)    references in this Agreement to “writing” or comparable expressions include a reference to facsimile transmission;
(d)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(e)    the word “or” is not exclusive;
(f)    the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;
(g)    this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
(h)    “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(i)    references to “day” or “days” are to calendar days;
(j)    references to “the date hereof” means the date of this Agreement;
(k)    references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, in each case through the date of this Agreement; and
(l)    references to “dollars” or “$” are to United States of America dollars.

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IN WITNESS WHEREOF, the Parties hereto have executed this Contribution and Rollover Agreement as of the date first written above.
The Company
HM SPRINGBOARD, INC.
By:
Name:
Title:
Executives

John McPhee

John Edelman

HM

HERMAN MILLER, INC.
By:
Name:
Title:

SCHEDULE I

EXECUTIVES; NOTICE ADDRESS; SHARES OF
DWR COMMON STOCK AND COMPANY COMMON STOCK

Executive	Notice Address	Rollover Shares
John McPhee	20 Saint Nichols Road Darien, CT 06820	356,447
John Edelman	133 Spring Valley Road Ridgefield, CT 06877	670,916

See attached.

EXHIBIT A
Form of HMCC Contribution Agreement
(attached)

EXHIBIT B
Form of HM Contribution Agreement

EXHIBIT C
Form of Stockholders Agreement
(attached)